News

DENBURY RESOURCES RECEIVES NYSE NOTICE
OF IMMEDIATE SUSPENSION OF TRADING
AND DELISTING OF DENBURY COMMON STOCK

PLANO, Texas – July 31, 2020 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today was notified by the New York Stock Exchange (“NYSE”) of its determination to commence proceedings to delist the Company’s common stock from trading on the NYSE and as of July 31, 2020 to indefinitely suspend trading of the Company’s common stock on the NYSE. This suspension and delisting is being done by the NYSE in accordance with Section 802.01D of the NYSE Listed Company Manual due to the Company’s voluntary filing for reorganization under Chapter 11 of the Bankruptcy Code on July 30, 2020.

Effective July 31, 2020, the Company’s common stock will commence trading on the OTC Pink marketplace under the symbol “DNRCQ.”

ABOUT DENBURY RESOURCES

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent Form 10-Q and its 2019 Form 10-K.  These risks and uncertainties are incorporated by this reference as though fully set forth herein.  The forward-looking statements contained herein are based on assumptions that management believes are reasonable based on currently available information; however, management’s assumptions are subject to a wide range of business risks, and subject to the Company’s ability to confirm and consummate a plan of reorganization under Chapter 11 or an alternative restructuring transaction, the risks attendant to the bankruptcy process, the adequacy and restrictions of a DIP facility such as that contemplated by our lenders’ commitment letter, and the impact of all of these factors upon our ability to capitalize on the reorganization process and emerge as an entity equipped to operate as a going concern on a long-term basis.  There is no assurance that the goals and projections herein can or will be met. In addition, any forward-looking statements represent the Company management’s belief only as of today and should not be relied upon as representing its views as of any future date. Denbury assumes no obligation to update its forward-looking statements.

INVESTOR CONTACT:
John Mayer
Denbury Resources Inc., Director of Investor Relations
972.673.2383

MEDIA CONTACT:
Andrew Siegel / Michael Freitag / Andrew Squire
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

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